U.S. WIRELESS DATA(R) INC.

                            STOCK OPTION CERTIFICATE

                             1992 STOCK OPTION PLAN


     U.S. Wireless Data, Inc., a Colorado corporation ("Company"), for good and valuable consideration, including the incentive to the Optionee to remain as an employee of the Company as a result of ownership or increased ownership of the Company's no par value common stock ("Common Stock"), the receipt and sufficiency of which consideration hereby is acknowledged, irrevocably grants to the Optionee the option ("Option") to purchase the following number of shares of Common Stock:

Optionee                            Number of Shares

-----------------------             -----------------

The effective date of this grant is _____________ ("Date of Grant) and is subject to (i) the terms and conditions of the Company's 1992 Stock Option Plan ("Plan"), (ii) the rules and regulations for the administration of the Plan which may be adopted from time to time and (iii) the following terms and conditions:

1. Exercise Price. The purchase price ("Exercise Price") for shares of Common Stock purchased pursuant to this Option shall be the "fair market value" on the day of the grant, which is $______ per share, and shall be paid in full in cash at the time of exercise, provided that the Committee administering the Plan may in its sole discretion permit payment to be made with shares of the Company's Common Stock owned by Optionee. Optionee shall have no rights with respect to dividends or have any other rights as a shareholder with respect to shares subject to this Option until Optionee has given written notice of the exercise of the Option and has paid in full for such shares.

2. Time of Exercise. This Option may be exercised as to ___ of the totoal shares covered by this Option on the Date of Grant, and ___ per month thereafter, until fully vested, so long as the Optionee remains employed by the Company. This Option shall terminate 10 years from the Date of Grant of this Option, or three months after the termination of employment with the Company, whichever is shorter. The period of time during which the Option may be exercised is referred to herin as the "Option Period."



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3.   Number of Shares.  This Option  shall be  exercised  only for 100 shares of
     Common Stock or a multiple thereof or for the full number of shares for which the Option is then exercised.

4. Representation as to Stock Ownership. Optionee does not own stock possessing more that 10% of the total combined voting power or value of all classes of stock of the Company outstanding ("10% Ownership"). If Optionee has more that 10% Ownership, the purchase price of the shares upon exercise of the Option will be adjusted to reflect an exercise price of 110% of the fair market value of Common Stock at the close of business as of the date of the grant of the opton represented by this Option Certificate. For purposes of calculating such stock ownership by Optionee, the attribution rules of stock ownership set forth in Section 425 (d) of the Internal Revenue Code of 1954, as amended, ("Code") shall apply.

5. Limitations on Exercise of Option. If the aggregate fair market value of the shares subject to this Option and all other options granted under the 1992 Stock Option Plan ("Plan") and any other incentive stock option plans ("other plans") of the Company which are exercisable for the first time by Optionee during any calendar year, exceeds $100,000, the exercise of this Option is subject to the following limitation: The fair value of the shares which first become exercisable under this and all other incentive stock options of Optionee during any one calendar shall not exceed $100,000. Any portion of this Option which does not become in any year in order to effect the foregoing limitation shall become exercisable on the earliest date therafter as shall be available consistent with the Plan and all other stock options then heldby Optionee. For purposes of tis Section 5, the fair market value of the shares subject to the Plan or any other plan with respect to options granted after 1986 shall be determined as of the date such options are granted.

6. Death of Optionee. If Optionee dies during Optionee's employment by the Company, this Option shall be exercisable only as to that portion exercisable as of the date of death and only within one year after Optonee's death or the last day of the Option Period, whichever is earlier, by the personal representative or administrator of Optionee's estate, or by any trustee, heir, legatee or beneficiary to whom Optionee's rights under this Option shall pass by will or the laws of descent and distribuition to the extent that Optionee was entitled to exercise this Optoin at the time of Optionee's death.

7. Retirement of Optionee. If Optionee's employment with the Company terminates by reason of retirement, the Option shall be exercisable only within three months after the date of such terminsation, but not later than the last day of the Option Period and then only to the extent to which the Option was exercisable at the time of such termination of employment by retirement. However, if Optionee dies within three months after termination by retirement, the Option, to the extent it was exercisable at the time of Optionee's death, shall thereafter be exercisable for one year after the date of Optionee's death, but not later than the last day of the Option Period.



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

8. Disability of Optionee. If Optionee becomes permanently and totally disabled, and at the time of such disability Optionee is entitled to exercise one or more installments under this Option, Optionee shall have the right to exercise this Option within one year after such disability provided Optionee exercises this Option within the Option Period and then only to the extent to which this Option was exercisable at the time of such disability. For purposes of this Section 8 an Optionee shall be considered to be totally and permanently disabled if a qualified medical physician approved by the Company certifies to the Company that such Optionee is unable to be gainfully employed by the Compant by reason of a diagnosed and determinable physical or mental impairment which can be expected to result in death or has lasted and can be expected to last for a continuous period of not less than 12 months.

9. Termination of Employment. If Optionee's employment is terminated for any reason other than death, disability or retirement, any option which was exercisable at the time of termination shall terminate three months after the date upon which Optionee's employment terminates.

10. Nontransferability of Option. This Option may not be transferred by Optionee otherwise than by will or the laws of descent and distribution. During Optionee's lifetime, this Option shall be exercisable only by Optionee.

11. Leave of Absence. For purposes of this Option, (i) a leave of absence, duly authorized in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the company, provided Optionee's right to reemployment is guaranteed either by satute or by contract, shall not be deemed a termination of employment.

12. Changes in Capital. If the outstanding Comon Stock of the Company which is subject to this Option shall at any time be changed or exchanged by declaration of a stock dividend, split-up, subdivision or combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and kind of shares subject to the Option and Option Price shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate option price. In the event of a dissolution or liquidation of the Company, or a merger, consolidation, sale of all or substantially all of its assets, or other corporate reorganization in which the Company is not the surviving corporation, or in which the Company is the surviving corporation but holders of Common Stock receive securities of another corporation, this Option shall terminate as of the effective date of such event, provided that immediately prior to such event, Optionee shall have the right to exercise this Option in whole or in part.



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


13. Manner of Exercise. Subject to the terms and conditions contained herein and in the Plan, this Option may be exercised in whole or in part at any time and from time to time within the Option Period by the delivery of written notice to any officer or director of the Company other that Optionee, together with full payment, in cash or with the Company's Common Stock if authorized by the Committee administering the Plan for the number of shares purchased. The notice (i) shall state the election to exercise the Option, (ii) shall state the number of shares in respect to which the Option is being exercised, (iii) shall state Optionee's address, (iv) shall state Optionee's social security number, (v) shall contain such representations and agreements concerning Optionee's investment intent with respect to such shares of Common Stock as shall be satisfactory to the Company's counsel, and (vi) shall be signed by Optionee. As a further condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

14. Amendment and Administration. The Compensation Committee of the company's Board of Directors shall have the authority, consistent with the Plan, to interpret the Plan and this Option, to adopt, amend and rescind rules and regulations for the administration of the Plan and this Option, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Compensation committee shall be final and conclusive for all purposes and binding upon Optionee.

15. Miscellaneous. This Option shall inure to the benefit of and be binding upon each successor of the Company. All obligations inposed upon and all rights granted to the Optionee and all rights reserved by the Company under this Option shall be binding upon and inure to the benefit of Optionee, Optionee's heirs, personal representatives, adminsitrators and successors. Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural, and words of the plural may be construed as denoting the singular words of one gender may be construed as denoting such other gender as is appropriate.


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





Date of Grant:
               ---------------------
SEAL                                             U.S. WIRELESS DATA(R) INC.
                                                 a Colorado corporation
ATTEST:

--------------------------------------           By
Robert E. Robichaud, Secretary                     -----------------------------
                                                    Dean M. Leavitt
                                                    Chief Executive Officer


                                                 Accepted by Optionee:

                                                 -----------------------
                                                 (Name)